Exhibit 10.3

Amendment
to
Amended and Restated Limited Partnership Agreement
of
E*TRADE eCommerce Fund, L.P.

                              This Amended and Restated Limited Partnership Agreement dated October 8, 1999 (the "Agreement") of E*TRADE eCommerce Fund, L.P., a Delaware limited partnership (the "Partnership"), is amended as follows (terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement);

                               1.       Article III of the Agreement is amended by adding the following Paragraph 3.6 at the end thereof.

"3.6. Additional Capital Commitment of E*TRADE. Notwithstanding the foregoing provisions of this Article III, E*TRADE's Capital Commitment to the Partnership shall be increased by $7.5 million (and its Partnership Percentage increased accordingly) as of the effective date of this Amendment, E*TRADE shall make aggregate additional Capital Contributions to the Partnership in cash equal to its $7.5 million increased Capital Commitment. Such Capital Contributions shall be drawn down in accordance with the procedures applicable to the other Limited Partners under Paragraph 3.2(a) of the Agreement. Upon the first Drawdown(s) after the date of this Amendment, E*TRADE shall be required to make Capital Contributions, prior to Capital Contributions by any other Limited Partner, in an amount such that the percentage of E*TRADE additional Capital Commitment satisfied by its additional Capital Contributions is the same as the percentage of the other Limited Partners' Capital Commitments satisfied by Capital Contributions. All subsequent Drawdowns from the respective Limited Partners shall be based on their relative remaining Capital Commitments. There will be no revaluation of the Partnership's assets in connection with E*Trade's additional Capital Commitment and Capital Contributions."

                            2.    Paragraph 4.6 of the Agreement is amended and restated to read in its entirety as follows:

                "4.6.    Allocation Among Partners as a Group.

"(a) Except as otherwise specifically provided in this Agreement, all Capital Transaction Gain or Loss and Net Income and Loss (and items thereof) allocated to the Partners (or a group of Partners) as a group for any period shall be allocated among such Partners in proportion to their respective Partnership Percentages as of the end of such period. In making such allocations, any changes

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in Partnership Percentages as a result of changes in the Capital Commitments of the Partners, any exclusion of any Partners from particular investments, any contributions of Partners to fund any Shortfall Amount and similar matters shall be taken into account.

"(b) Notwithstanding subparagraph (a), items of Net Income or Loss and Capital Transaction Gain or Loss allocable to the Limited Partners for a Fiscal Year or Interim Period shall be allocated among them in a manner such that:

"(1) a Limited Partner is allocated items of income and gain equal to any excess of (A) the Limited Partner's Target Capital Account as of the end of the period plus any distributions made to the Limited Partner during the period, over (B) the Limited Partner's Capital Account as of the beginning of the period plus any Capital Contributions made by the Limited Partner during the period; and

"(2) a Limited Partner is allocated items of loss and expense equal to any excess of (A) the Limited Partner's Capital Account as of the beginning of the period plus any Capital Contributions made by the Limited Partner during the period, over (B) the Limited Partner's Target Capital Account as of the end of the period plus any distributions made to the Limited Partner during the period.

"For this purpose, a Limited Partner's Target Capital Account as of the end of a Fiscal Year or Interim Period shall be equal to the amount of distributions to which the Limited Partner would be entitled if the Partnership were liquidated, its assets sold for their Book Value and the resulting assets, after payment of all Partnership obligations, were distributed in the manner prescribed in Paragraph 6.4 (without regard to Article VIII) on the last day of such period."

3. Paragraph 6.4 of the Agreement is amended by adding the following subparagraph (i) at the end thereof:

              "(i)  Notwithstanding anything to the contrary in the foregoing provisions of this Paragraph 6.4 (other than subparagraph (d)), all distributions to a Limited Partner who contributed Securities to the Partnership ("Securities-Contributing Limited Partner"), with respect to its initial Capital Contribution of Securities, and to the other Limited Partners ("Cash-Contributing Limited Partners") shall first be made in the following manner (instead of being made in proportion to their respective Partnership Percentages):

"(1) First to the Cash-Contributing Limited Partners until they have obtained a fifteen percent (15%) annual internal rate of return with respect to their Capital Contributions.

"(2) Then to the Securities-Contributing Limited Partner until it has obtained a fifteen percent (15%) annual internal rate of return with

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respect to its initial Capital Contribution of Securities (with the Securities-Contributing Limited Partner's investment being deemed to be made in the amount of the value ascribed to the Securities upon their contribution to the Partnership).

"For avoidance of doubt, neither the Cash-Contributing Limited Partners (under clause (1)) nor the Securities-Contributing Limited Partner (under clause (2)) shall be entitled to receive distributions under this Paragraph 6.4(i) which would cause their Capital Accounts to be negative by an amount which exceeds their Zero Balance Amounts (after all allocations to their Capital Accounts of Net Income or Loss and Capital Transaction Gain or Loss realized during a particular period under Article IV (without regard to Paragraph 11.2)). This Paragraph 6.4(i) shall not apply to or affect any distributions to E*TRADE with respect to its additional Capital Contributions pursuant to Paragraph 3.6 (and resulting allocations), and the portion of E*TRADE's Capital Account attributable to its additional Capital Contributions (and resulting allocations and distributions) shall not be considered for purposes of the foregoing sentence."

4.     Paragraph 8.1(d)(2) is amended and restated to read in its entirety as follows:

        "(2)        to the Partners, in respect of the positive balances in their Capital Accounts, after all Capital Transaction Gain or Loss and Net Income or Loss (including amounts in connection with a distribution of Securities) has been allocated among the Partners. For avoidance of doubt, items of Capital Transaction Gain or loss and Net Income or Loss arising in any Fiscal Year or Interim Period during the winding up and dissolution of the Partnership shall be allocated in a manner such that the ending Capital Accounts (and resulting entitlement to distributions) of the Securities-Contributing Limited Partner attributable to its initial Capital Contribution of Securities and the Cash-Contributing Limited Partners are consistent with the distribution priorities established by Paragraph 6.4(i) of this Agreement."

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This Amendment shall be effective when approved by the General Partner and Two-Thirds in Interest of the Limited Partners; provided that (a) it shall only apply to allocations of Net Income or Loss and Capital Transaction Gain or Loss arising after the effective date and (b) shall not affect the allocations of Net Income or Net Loss or Capital Transaction Gain or Loss or distributions as between the Securities-Contributing Limited Partner and a Cash-Contributing Limited Partner unless such Limited Partner consents to this Amendment. Except as specifically set forth above, all other terms and provisions of the Agreement shall remain in effect and are not altered by this Amendment.

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